Exhibit 99.1
Oasis Midstream Partners LP Announces Quarter Ended March 31, 2020 Earnings and Updated 2020 Outlook

Houston, Texas — May 18, 2020 — Oasis Midstream Partners LP (Nasdaq: OMP) (“OMP” or the “Partnership”) today announced financial and operating results for the first quarter of 2020 and updated its 2020 outlook.
Highlights
•Delivered net cash from operating activities of $61.7 million.
•Adjusted EBITDA(1) was $72.9 million and Adjusted EBITDA attributable to Oasis Midstream Partners LP(1) was $46.4 million.
•Capital expenditures decreased approximately 30% from 4Q19 to $24.7 million in 1Q20.
•Exceeded the high-end of 1Q20 volumes guidance ranges across most commodity streams.
•Natural gas processing volumes increased 25% from 1Q19 to 242.4 MMscfpd. Third party gas processing volumes increased approximately 140% from 1Q19 and were approximately 30% of total gas processing volumes in 1Q20.
•Beartooth DevCo water volumes increased approximately 6% from 4Q19 to 133.4 MBowpd.
•Commenced third-party produced water gathering and disposal services in Wild Basin.
•Declared the 1Q20 quarterly cash distribution of $0.54 per unit.

(1) Non-GAAP measure. See “Non-GAAP Financial Measures” below for definitions of all non-GAAP measures included herein and reconciliations to the most directly comparable financial measures under United States generally accepted accounting principles (“GAAP”).
Chief Executive Officer, Taylor Reid commented, “During these unprecedented times, Oasis Midstream Partners is chiefly focused on the health and safety of our employees, contractors, and communities. Like Oasis Petroleum, we are aligning our operations and capital spending plan with the current market reality. I am extremely proud of our team, not only because we exceeded both operating and financial objectives in the first quarter, but also because we have rapidly adapted to the new environment we are facing. During the first quarter of 2020, we exceeded guidance across most commodity streams, which in combination with exceptional cost control led us to exceed our EBITDA expectations. Due to challenging macro conditions, OMP is now watching customers curtail volumes, which puts significant downward pressure on our second quarter of 2020 volumes and cash flow. OMP expects to manage its cost structure tightly and will make decisions on its distribution plans in light of the conditions that unfold for the remainder of the year.”
Outlook Update
•OMP plans to significantly reduce its 2020E capital expenditures (“CapEx”). The original 2020 plan called for $110 million to $120 million of gross midstream CapEx with $68 million to $75 million net to OMP. The updated 2020 plan expects $35 million to $40 million of gross midstream CapEx with $22.2 million to $26.5 million net to OMP.
•Activity will be reduced across all of OMP’s DevCos with remaining spending concentrated in Bobcat DevCo and Panther DevCo. OMP currently expects the capital curtailments will offset the cash flow loss from reduced volumes and activity in 2020.
•The Partnership will continue to communicate with its customer base and is well positioned to further adjust its capital program, as needed.
•OMP is suspending volume and EBITDA guidance given ongoing uncertainty, continued market volatility and the uncertainty around the size and duration of volume curtailments over the coming months.

Operational and Financial Update
The following table presents select operational and financial data:

	1Q20
	OMP Ownership(1)	Gross	Net

		(In millions)
Bighorn DevCo
Operating income	100%	$1.3	$1.3
Depreciation, amortization and impairment	100%	21.7	21.7
Total CapEx	100%	3.6	3.6
Bobcat DevCo
Operating income	35.3%	$12.4	$4.4
Depreciation, amortization and impairment	35.3%	21.3	7.5
Total CapEx	35.3%	11.8	4.2
Beartooth DevCo
Operating income (loss)	70%	$(19.9)	$(13.9)
Depreciation, amortization and impairment	70%	35.7	25.0
Total CapEx(2)	70%	(0.6)	(0.4)
Panther DevCo
Operating income (loss)	100%	(32.1)	(32.1)
Depreciation, amortization and impairment	100%	33.3	33.3
Total CapEx	100%	9.6	9.6
Total OMP
DevCo operating income (loss)		$(38.3)	$(40.3)
Public company expenses		0.8	0.8
Partnership operating income (loss)		(39.1)	(41.1)
Depreciation, amortization and impairment		112.0	87.5
Equity-based compensation expense		0.1	0.1
Capitalized interest		0.2	0.2
Maintenance CapEx		2.0	1.4
Expansion CapEx		22.4	15.6
Total CapEx		24.7	17.2
__________________
(1)Represents OMP’s ownership in each DevCo as of March 31, 2020.
(2)Reflects immaterial differences between estimated capital expenditures accrued in a reporting period and actual capital expenditures recognized in a subsequent reporting period.

The following table shows actual throughput volumes for 1Q20 compared to volumes guidance for 1Q20:

	Metric	1Q20 Actual	1Q20 Guidance
Bighorn DevCo
Crude oil service volumes	MBopd	44.0	40 - 44
Natural gas service volumes	MMscfpd	242.4	225 - 230
Bobcat DevCo
Crude oil service volumes	MBopd	33.0	31 - 33
Natural gas service volumes	MMscfpd	280.3	250 - 260
Water service volumes	MBowpd	61.4	51 - 54
Beartooth DevCo
Water service volumes	MBowpd	133.4	120 - 130
Panther DevCo
Crude oil service volumes	MBopd	4.1	N/A(1)
Water service volumes	MBowpd	30.2	N/A(1)
___________________
(1)No volumes guidance issued for the three months ended March 31, 2020.

Liquidity
As of March 31, 2020, the Partnership had cash and cash equivalents of $23.9 million, $487.5 million of borrowings outstanding under its revolving credit facility and an outstanding letter of credit of $1.7 million.
The aggregate commitments on the Partnership’s revolving credit facility were $575.0 million at March 31, 2020, and the Partnership had an unused borrowing capacity of $85.8 million. The Partnership has the ability to further increase the commitments on the revolving credit facility to $775.0 million.
The Partnership was in compliance with the covenants under its revolving credit facility at March 31, 2020, except as follows:
As a result of ongoing internal oversight processes, the Partnership identified that a Control Agreement (as defined in the Partnership’s amended credit agreement) had not been executed for a certain bank account (the “JPM Account”) held at JPMorgan Chase Bank, N.A. (“JPMorgan”), who is a lender under the Partnership’s revolving credit facility. The Control Agreement serves to establish a lien in favor of the lenders under the Partnership’s revolving credit facility with respect to the JPM Account. On May 11, 2020, the Partnership executed a Control Agreement with both Wells Fargo Bank, N.A., as administrative agent under the revolving credit facility, and JPMorgan, thereby completing the documentation required under the revolving credit facility. Despite the Control Agreement’s execution, the failure to have had it in place before the JPM Account was initially funded with cash represents a past Event of Default (as defined in the Partnership’s amended credit agreement). On May 15, 2020, the Partnership entered into a limited waiver (the “Limited Waiver”) of this past Event of Default with the Majority Lenders (as defined in the Partnership’s amended credit agreement), which provides forbearance of additional interest owed arising from this past Event of Default until the earlier of (i) November 10, 2020 and (ii) an Event of Default. Pursuant to the Limited Waiver, the Partnership recorded an additional interest charge of approximately $25.9 million in the unaudited condensed consolidated financial statements as of March 31, 2020. Additionally, the Limited Waiver excludes the additional interest from the calculation of the interest coverage ratio financial covenant.

Quarterly Distribution
Net cash from operating activities was $61.7 million and Distributable Cash Flow (“DCF”) was $14.7 million for the three months ended March 31, 2020. Excluding the additional interest charge of $25.9 million that was accrued but not paid at March 31, 2020, DCF and distribution coverage would have been $40.6 million and 2.1x, respectively.
On May 18, 2020, the board of directors of OMP GP LLC (our “General Partner”) declared the quarterly cash distribution for the first quarter of 2020 of $0.54 per unit. This distribution will be payable on June 8, 2020 to unitholders of record as of May 28, 2020. In addition, our General Partner will receive a cash distribution of $1.0 million attributable to its incentive distribution rights.

Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Conference Call Information
Investors, analysts and other interested parties are invited to listen to the webcast and call:

Date:	Monday, May 18, 2020
Time:	11:00 a.m. Central Time
Live Webcast:	https://www.webcaster4.com/Webcast/Page/1777/34883
Website:	www.oasismidstream.com
Or:

Dial-in:	888-317-6003
Intl. Dial in:	412-317-6061
Conference ID:	1719488
A recording of the conference call will be available beginning at 1:30 p.m. Central Time on the day of the call and will be available until Monday, May 25, 2020 by dialing:

Replay dial-in:	877-344-7529
Intl. replay:	412-317-0088
Replay code:	10144339
The conference call will also be available for replay for approximately 30 days at www.oasismidstream.com.
Contact:
Oasis Midstream Partners LP
Bob Bakanauskas, (281) 404-9600
Director, Investor Relations
Forward-Looking Statements
This press release contains forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Partnership, including the Partnership’s capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Partnership based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, developments in the global economy, particularly the public health crisis related to the novel coronavirus 2019 (“COVID-19”) pandemic and the adverse impact thereof on demand for crude oil and natural gas and our customers’ demand for our services, the risk of further impairments, the Partnership’s ability to integrate acquisitions into its existing business, changes in crude oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in the estimates of proved reserves and forecasted production results of the Partnership’s customers, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Partnership's ability to access them, the proximity to and capacity of transportation facilities, an inability of Oasis Petroleum Inc. (“Oasis Petroleum”) or our other customers to meet their operational and development plans on a timely basis or at all and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Partnership's business and other important factors. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those expressed in any forward-looking statements. In addition, certain of our forward-looking statements address the various risks and uncertainties associated with the extraordinary market environment and impacts resulting from the COVID-19 pandemic and the actions of foreign oil producers (most notably Saudi Arabia and Russia) to increase crude oil production and the expected impact on our businesses, operations, earnings and results. Because considerable uncertainty exists with respect to foreign oil production and the future pace and extent of a global economic recovery from the effects of the COVID-19 pandemic, we cannot predict whether or when crude oil production and economic activities will return to normalized levels.
Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Midstream Partners LP
Oasis Midstream Partners LP is a growth-oriented, fee-based master limited partnership formed by its sponsor, Oasis Petroleum Inc., to own, develop, operate and acquire a diversified portfolio of midstream assets in North America that are integral to the crude oil and natural gas operations of Oasis Petroleum Inc. and are strategically positioned to capture volumes from other producers. For more information, please visit the Partnership’s website at www.oasismidstream.com.

OASIS MIDSTREAM PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31, 2020	December 31, 2019

	(In thousands, except unit data)
ASSETS
Current assets
Cash and cash equivalents	$23,901	$4,168
Accounts receivable	8,429	5,969
Accounts receivable – Oasis Petroleum	74,380	77,571
Inventory	5,267	—
Prepaid expenses	2,320	1,923
Other current assets	137	138
Total current assets	114,434	89,769
Property, plant and equipment	1,180,191	1,155,503
Less: accumulated depreciation, amortization and impairment	(210,918)	(98,982)
Total property, plant and equipment, net	969,273	1,056,521
Operating lease right-of-use assets	4,462	5,207
Other assets	2,894	3,172
Total assets	$1,091,063	$1,154,669
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$3,168	$2,478
Accounts payable – Oasis Petroleum	29,549	27,139
Accrued liabilities	37,852	50,210
Accrued interest payable	26,375	508
Current operating lease liabilities	3,036	3,005
Other current liabilities	600	594
Total current liabilities	100,580	83,934
Long-term debt	487,500	458,500
Asset retirement obligations	1,767	1,747
Operating lease liabilities	1,445	2,216
Other liabilities	3,498	3,644
Total liabilities	594,790	550,041
Equity
Limited partners
Common units (20,061,366 and 20,045,196 issued and outstanding at March 31, 2020 and December 31, 2019, respectively)	171,625	225,339
Subordinated units (13,750,000 units issued and outstanding at March 31, 2020 and December 31, 2019)	29,120	66,005
General Partner	1,027	1,026
Total partners’ equity	201,772	292,370
Non-controlling interests	294,501	312,258
Total equity	496,273	604,628
Total liabilities and equity	$1,091,063	$1,154,669

OASIS MIDSTREAM PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2020	2019

	(In thousands, except per unit data)
Revenues
Midstream services – Oasis Petroleum	$81,993	$77,063
Midstream services – third parties	3,846	1,127
Product sales – Oasis Petroleum	20,788	15,652
Product sales – third parties	—	10
Total revenues	106,627	93,852
Operating expenses
Costs of product sales	8,432	8,065
Operating and maintenance	16,840	19,690
Depreciation and amortization	10,197	8,991
Impairment	101,767	—
General and administrative	8,451	8,723
Total operating expenses	145,687	45,469
Operating income (loss)	(39,060)	48,383
Other expenses
Interest expense, net of capitalized interest	(30,257)	(3,969)
Other income (expense)	(42)	—
Total other expenses, net	(30,299)	(3,969)
Net income (loss)	(69,359)	44,414
Less: Net income attributable to Delaware Predecessor	—	1,075
Less: Net income attributable to non-controlling interests	2,040	21,796
Net income (loss) attributable to Oasis Midstream Partners LP	(71,399)	21,543
Less: Net income attributable to General Partner	1,008	238
Net income (loss) attributable to limited partners	$(72,407)	$21,305
Earnings (loss) per limited partner unit
Common units – basic	$(2.14)	$0.63
Common units – diluted	(2.14)	0.63
Weighted average number of limited partner units outstanding
Common units – basic	20,041	20,016
Common units – diluted	20,041	20,033

Non-GAAP Financial Measures
Cash Interest, Adjusted EBITDA and DCF are supplemental non-GAAP financial measures that are used by management and external users of the Partnership’s financial statements, such as industry analysts, investors, lenders and rating agencies. These non-GAAP financial measures should not be considered in isolation or as a substitute for interest expense, net income, operating income, net cash provided by operating activities or any other measures prepared under GAAP. Because Cash Interest, Adjusted EBITDA and DCF exclude some but not all items that affect interest expense, net income and net cash provided by operating activities and may vary among companies, the amounts presented may not be comparable to similar metrics of other companies.
Cash Interest
Cash Interest is defined as interest expense plus capitalized interest less amortization of deferred financing costs included in interest expense. Cash Interest is not a measure of interest expense as determined by GAAP. Management believes that the presentation of Cash Interest provides useful additional information to investors and analysts for assessing the interest charges incurred on the Partnership’s debt, excluding non-cash amortization, and the Partnership’s ability to maintain compliance with its debt covenants.
The following table presents a reconciliation of the GAAP financial measure of interest expense, net of capitalized interest, to the non-GAAP financial measure of Cash Interest for the periods presented:

	Three Months Ended March 31,
	2020(1)	2019

	(In thousands)
Interest expense, net of capitalized interest	$30,257	$3,969
Capitalized interest	249	62
Amortization of deferred financing costs	(271)	(191)
Cash Interest	$30,235	$3,840
Less: Cash Interest attributable to Delaware Predecessor	—	(248)
Less: Cash Interest attributable to non-controlling interests	(3)	(2)
Cash Interest attributable to Oasis Midstream Partners LP	$30,232	$3,590
__________________
(1)For the three months ended March 31, 2020, each of interest expense, Cash Interest and Cash Interest attributable to Oasis Midstream Partners LP includes an additional interest charge of $25.9 million pursuant to the Limited Waiver. Excluding the additional interest, Cash Interest attributable to Oasis Midstream Partners LP would have been $4.3 million for the three months ended March 31, 2020.
Adjusted EBITDA
Adjusted EBITDA is defined as earnings (loss) before interest expense (net of capitalized interest), income taxes, depreciation, amortization, impairment, equity-based compensation expenses and other similar non-cash adjustments. Adjusted EBITDA attributable to Oasis Midstream Partners LP is defined as Adjusted EBITDA less Adjusted EBITDA attributable to Oasis Petroleum’s retained interests in two of the Partnership’s DevCos, Bobcat DevCo and Beartooth DevCo. Adjusted EBITDA should not be considered an alternative to net income (loss), net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Management believes that the presentation of Adjusted EBITDA provides information useful to investors and analysts for assessing the Partnership’s results of operations, financial performance and the Partnership’s ability to generate cash from its business operations without regard to the Partnership’s financing methods or capital structure, coupled with the Partnership’s ability to maintain compliance with its debt covenants. The GAAP measures most directly comparable to Adjusted EBITDA are net income (loss) and net cash provided by operating activities.
Distributable Cash Flow
DCF is defined as Adjusted EBITDA attributable to Oasis Midstream Partners LP less Cash Interest attributable to Oasis Midstream Partners LP and maintenance capital expenditures attributable to Oasis Midstream Partners LP. DCF should not be considered an alternative to net income (loss), net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Management believes that the presentation of DCF provides information useful to investors and analysts for assessing the Partnership’s results of operations, financial performance and the Partnership’s ability to generate cash from its business operations without regard to the Partnership’s financing methods or capital structure, coupled with the Partnership’s ability to make distributions to its unitholders. The GAAP measures most directly comparable to DCF are net income (loss) and net cash provided by operating activities.
The following table presents reconciliations of the GAAP financial measures of net income (loss) and net cash provided by operating activities to the non-GAAP financial measures of Adjusted EBITDA and DCF for the periods presented:

	Three Months Ended March 31,
	2020		2019

	(In thousands)
Net income (loss)	$(69,359)		$44,414
Depreciation and amortization	10,197		8,991
Impairment	101,767		—
Equity-based compensation expense	66		119
Interest expense, net of capitalized interest	30,257		3,969
Adjusted EBITDA	72,928		57,493
Less: Adjusted EBITDA attributable to Delaware Predecessor	—		1,358
Less: Adjusted EBITDA attributable to non-controlling interests	26,538		24,647
Adjusted EBITDA attributable to Oasis Midstream Partners LP	46,390		31,488
Less: Cash Interest attributable to Oasis Midstream Partners LP	30,232		3,590
Less: Maintenance capital expenditures attributable to Oasis Midstream Partners LP	1,433		1,667
Distributable Cash Flow attributable to Oasis Midstream Partners LP(1)	$14,725		$26,231

Net cash provided by operating activities	$61,665		$57,093
Interest expense, net of capitalized interest	30,257		3,969
Changes in working capital	(18,723)		(3,377)
Other non-cash adjustments	(271)		(192)
Adjusted EBITDA	72,928		57,493
Less: Adjusted EBITDA attributable to Delaware Predecessor	—		1,358
Less: Adjusted EBITDA attributable to non-controlling interests	26,538		24,647
Adjusted EBITDA attributable to Oasis Midstream Partners LP	46,390		31,488
Less: Cash Interest attributable to Oasis Midstream Partners LP	30,232		3,590
Less: Maintenance capital expenditures attributable to Oasis Midstream Partners LP	1,433		1,667
Distributable Cash Flow attributable to Oasis Midstream Partners LP(1)	$14,725		$26,231

Distributions declared
Limited partners	$18,258		$15,884
Incentive distribution rights	1,027		238
Total distributions	$19,285		$16,122

DCF coverage ratio(1)	0.8	x	1.6	x
__________________
(1)DCF attributable to Oasis Midstream Partners LP is reduced by an additional interest charge of $25.9 million for the three months ended March 31, 2020 pursuant to the Limited Waiver. Excluding the impact of the additional interest, DCF attributable to Oasis Midstream Partners LP and the DCF coverage ratio would have been $40.6 million and 2.1x, respectively.